Exhibit 99.1

GT Advanced Technologies Inc. Announces Results for Quarter and Year Ending December 31, 2012

NASHUA, N.H.--(BUSINESS WIRE)--February 27, 2013--GT Advanced Technologies Inc. (NASDAQ: GTAT) today reported results for the fourth quarter and calendar year 2012, which ended December 31, 2012.

“Our Q4 results came in largely as expected as we continue to face challenging conditions in the solar and LED markets,” said Tom Gutierrez, president and chief executive officer. “We have taken steps to resize the business and manage our balance sheet and believe 2013 will be a year during which we continue to strengthen our foundation and further diversify the business.

“We are positioned to continue making R&D investments in new technologies to enhance our product offerings and market position. Coupled with our leadership in currently served markets, we believe our participation in growth areas such as cover and touch screen sapphire applications, power electronics and next generation solar will provide a path to resumed growth and cash generation in the years ahead.”

Summary of Fourth Quarter Actions and Related Charges

In the fourth quarter of calendar 2012, the company took actions to better align the business with current and expected market conditions, as described in its December 18, 2012 conference call with the investment community. As a result the company recorded several one-time charges, which are described below and excluded from non-GAAP results.

The one-time charges included a cash-charge of $3.1 million for restructuring related to the workforce reduction announced in October and the idling of the company’s St. Louis pilot manufacturing facility as well as the following non-cash charges: $30.3 million of asset impairment charges related to the workforce reduction and idling of the St. Louis facility; $71.8 million for the write down of inventory and related charges, primarily related to DSS inventory as a result of prevailing poor PV market conditions; $57.0 million of charges related to the impairment of goodwill related to the PV business and $2.5 million of charges primarily related to certain sapphire materials assets acquired with the acquisition of the business which are now obsolete. For a complete reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”), please see tables below.

As previously indicated, the company’s non-GAAP EPS guidance range issued on December 18, 2012 excluded the impact of goodwill impairment charges related to the PV business, restructuring and asset impairment charges related to the idling of the St. Louis facility and the related tax effect of these adjustments, which represented an additional $0.08 non-GAAP EPS loss. The adjusted non-GAAP EPS guidance range to account for these charges is a $0.13 loss to a $0.18 loss and the company’s Q4 non-GAAP earnings per share performance of a $0.15 loss is within this adjusted guidance range.

Q4 and CY12 Results Highlights

Revenue for the fourth quarter of calendar 2012 came in at $102.3 million including $89.3 million in polysilicon, $6.5 million in photovoltaic (PV), and $6.5 million in sapphire. This compares to revenue in the third quarter of calendar 2012 of $110.1 million and $153.0 million in the fourth quarter of calendar 2011. For calendar 2012, revenue was $733.5 million including $460.6 million in polysilicon, $48.9 million in PV, and $224.0 million in sapphire. This compares to $873.4 million of revenue for calendar 2011.

Non-GAAP gross profit for the fourth quarter of calendar 2012 was $33.1 million, or 32.4 percent of revenue, compared to $35.0 million, or 31.8 percent of revenue in the third quarter of calendar 2012 and $66.0 million, or 43.1 percent of revenue for the fourth quarter of calendar 2011. For calendar 2012, non-GAAP gross profit was $280.7 million, or 38.3 percent of revenue, compared to $391.3 million, or 44.8 percent of revenue in calendar 2011.

Gross profit for the fourth quarter of calendar 2012 was a loss of $41.2 million, or a loss of 40.2 percent of revenue, compared to $35.0 million, or 31.8 percent of revenue in the third quarter of calendar 2012 and $66.0 million, or 43.1 percent of revenue for the fourth quarter of calendar 2011. For calendar 2012, gross profit was $206.4 million, or 28.1 percent of revenue, compared to $391.3 million, or 44.8 percent of revenue in calendar 2011.

Non-GAAP net income was a loss of $18.1 million in the fourth quarter of calendar 2012, compared to $0.7 million in the third quarter of calendar 2012 and $23.8 million for the fourth quarter of calendar 2011. For calendar 2012, non-GAAP net income was $87.9 million, compared to $181.7 million in calendar 2011.

Net income in the fourth quarter of calendar 2012 was a loss of $159.4 million, compared to $2.3 million in the third quarter of calendar 2012 and $15.3 million for fourth quarter of calendar 2011. For calendar 2012, net income was a loss of $63.2 million, compared to $156.2 million in calendar 2011.

Non-GAAP earnings per share on a fully-diluted basis, including the additional $0.08 non-GAAP EPS loss described above, was a $0.15 loss in the fourth quarter of calendar 2012 and $0.73 for calendar 2012. This compares to non-GAAP EPS of $0.01 in the third quarter of calendar 2012, $0.19 in the fourth quarter of calendar 2011 and $1.41 in calendar 2011.

Earnings per share on a fully-diluted basis was a $1.34 loss in the fourth quarter of calendar 2012, compared to $0.02 for the third quarter of calendar 2012 and $0.12 for the fourth quarter of calendar 2011. For calendar 2012, earnings per share on a fully-diluted basis was a $0.53 loss, compared to $1.21 for calendar 2011.

Cash, Backlog, Orders

At the end of the fourth quarter of calendar 2012, the balance sheet had cash and cash equivalents totaling $418.1 million and total debt of $297.0 million. This compares to $479.2 million of cash and cash equivalents at the end of the third quarter of calendar 2012 which included $298.1 million of total debt and $206.9 million of cash and cash equivalents at the end of the fourth quarter of calendar 2011 which included zero debt.

As of December 31, 2012, the company’s backlog was $1.25 billion. This included $528.9 million in the polysilicon segment, $3.3 million in the PV segment and $716.5 million in the sapphire segment. Included in the total backlog was approximately $121.9 million of deferred revenue.

New orders for the fourth quarter of calendar 2012 were $6.5 million. The company had $132.2 million of negative adjustments to backlog primarily related to the company’s decision to debook the vast majority of its DSS backlog as the company had previously indicated it expected to do.

Amendment to Credit Facility

On February 27, 2013 the company entered into an amendment to its Credit Facility with Bank of America. The Amendment provides, among other things, that certain financial covenants be waived for the six quarter period beginning with the quarter ending March 31, 2013 and ending with the quarter ending June 30, 2014. Through this action the company avoids the possibility of a breach to these covenants and bolsters its ability to continue to execute on its growth programs. In connection with this amendment, the company will also pay down $40 million of the term loan, has reduced its total revolver availability by $50 million (and restricted the use of the revolving credit facility to letters of credit) and the company agreed to additional covenants relating to minimum liquidity and EBITDA levels.

Business Outlook

The company is reiterating the following guidance for FY 2013, which ends December 31, 2013: revenue in the range of $500 to $600 million, non-GAAP gross margin in the range of 35% to 37% and non-GAAP EPS in the range of $0.25 to $0.45. Non-GAAP EPS and non-GAAP gross margin guidance excludes potential purchase order cancellation fees. Non-GAAP EPS guidance also excludes approximately $2 to $4 million in lease exit costs for the St. Louis facility, restructuring charges and any gain/loss associated with the disposition of this facility.

The company will provide additional guidance details on its webcasted conference call. See below for details.

Conference Call, Webcast

Tomorrow morning, Thursday, February 28, 2013, at 8:00am ET the company will host a live conference call with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer, to discuss its fourth quarter and CY2012 results and CY2013 outlook.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Advanced Technologies’ website, http://investor.gtat.com/. A slide presentation will accompany the call. The live call can also be accessed by dialing 631-291-4543. No password is required to access the webcast or call.

A replay of the call will be available. To access the replay, please go to http://investor.gtat.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 404- 537-3406. The telephone replay will be available through March 14, 2013 and requires the passcode 96009462.

Investor Financial Summary Document

A comprehensive summary of the company’s financial performance can be found on the Investor Relations section of its website on the “Q4 CY12 Earnings Call” webcast page. To access: http://investor.gtat.com.

About GT Advanced Technologies Inc.

GT Advanced Technologies Inc. is a diversified technology company with innovative crystal growth equipment and solutions for the global solar, LED and electronics industries. Our products accelerate the adoption of new advanced materials that improve performance and lower the cost of manufacturing. For additional information about GT Advanced Technologies, please visit www.gtat.com.

GT Advanced Technologies Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$418,095	$206,878
Restricted cash	-	96,202
Accounts receivable, net	23,829	51,468
Inventories	133,286	198,624
Deferred costs	30,248	221,919
Vendor advances	32,440	55,226
Deferred income taxes	28,309	31,698
Refundable income taxes	1,516	1,516
Prepaid expenses and other current assets	9,168	16,681
Total current assets	676,891	880,212

Property, plant and equipment, net	77,980	81,904
Other assets	86,920	32,740
Intangible assets, net	90,516	88,903
Deferred cost	24,423	7,801
Goodwill	46,052	102,152
Total assets	$1,002,782	$1,193,712

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$7,250	$-
Accounts payable	44,848	69,854
Accrued expenses	30,928	35,679
Contingent consideration	4,901	17,511
Customer deposits	111,777	307,879
Deferred revenue	86,098	408,032
Accrued income taxes	21,716	6,897
Total current liabilities	307,518	845,852

Long-term debt	132,313	-
Convertible notes	157,440	-
Deferred income taxes	22,573	52,008
Customer deposits	71,340	-
Deferred revenue	35,848	23,021
Contingent consideration	5,414	6,202
Other non-current liabilities	2,323	687
Accrued income taxes	25,762	19,491
Total liabilities	760,531	947,261

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 500,000 shares authorized, 119,293 and 119,704 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	1,193	1,197
Additional paid-in capital	183,565	113,627
Accumulated other comprehensive loss	806	(1,514)
Retained earnings	56,687	133,141
Total stockholders' equity	242,251	246,451
Total liabilities and stockholders' equity	$1,002,782	$1,193,712

GT Advanced Technologies Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Revenue	$102,333	$110,061	$153,028	$733,536	$873,442
Cost of revenue	143,491	75,033	87,030	527,132	482,106
Gross profit	(41,158)	35,028	65,998	206,404	391,336
Operating expenses:
Research and development	22,695	18,767	13,344	70,649	42,601
Selling and marketing	5,458	3,123	3,789	15,115	23,330
General and administrative	13,801	15,428	13,837	59,532	66,588
Contingent consideration (income) expense	296	(9,943)	464	(8,965)	5,193
Impairment of goodwill	57,037	-	-	57,037	-
Restructuring charges and asset impairments	33,441	-	-	33,441	-
Amortization of intangible assets	2,534	2,538	2,822	10,165	6,630
Total operating expenses	135,262	29,913	34,256	236,974	144,342
Income from operations	(176,420)	5,115	31,742	(30,570)	246,994
Other income (expense):
Interest income	131	27	224	181	564
Interest expense	(5,957)	(1,620)	(6,827)	(9,355)	(14,128)
Other, net	(34)	(431)	2,036	(1,002)	1,818
Income before income taxes	(182,280)	3,091	27,175	(40,746)	235,248
Provision for income taxes	(22,871)	747	11,835	22,489	79,030
Net income	($159,409)	$2,344	$15,340	($63,235)	$156,218

Net income per share:
Basic	($1.34)	$0.02	$0.12	($0.53)	$1.25
Diluted	($1.34)	$0.02	$0.12	($0.53)	$1.21

Weighted-average number of shares used in per share calculations:
Basic	119,109	118,769	123,628	118,931	125,402
Diluted	119,109	119,874	124,946	118,931	128,680

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Non-GAAP Gross Profit and Gross Margin

Revenue	$102,333	$110,061	$153,028	$733,536	$873,442
Cost of revenue	143,491	75,033	87,030	527,132	482,106
Gross profit	(41,158)	35,028	65,998	206,404	391,336

Non-GAAP adjustments:

Write-down of inventory and vendor advances	71,754	-	-	71,754	-
Accelerated depreciation for early retirement of fixed assets	2,520	-	-	2,520	-

Non-GAAP gross profit	$33,116	$35,028	$65,998	$280,678	$391,336

Non-GAAP gross margin	32.4%	31.8%	43.1%	38.3%	44.8%

GT Advanced Technologies Inc.
Reconciliation of GAAP to non-GAAP results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 29,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Non-GAAP Net Income & Earnings per Share

Net income	($159,409)	$2,344	$15,340	($63,235)	$156,218

Non-GAAP adjustments:

Amortization of acquired intangible assets	2,534	2,538	2,822	10,165	6,630
Share-based compensation expense	2,084	4,818	3,660	15,176	13,118
Third party acquisition related expenses	945	136	240	1,550	3,574
Write-down of inventory and vendor advances	71,754	-	-	71,754	-
Accelerated depreciation for early retirement of fixed assets	2,520	-	-	2,520	-
Impairment of goodwill	57,037	-	-	57,037	-
Restructuring charges and asset impairments	33,441	-	-	33,441	-
Contingent consideration (income) expense	296	(9,943)	464	(8,965)	5,193
Non-cash portion of interest expense	3,042	342	6,360	3,799	9,942
Income tax effect of non-GAAP adjustments (1)	(32,354)	457	(5,127)	(35,349)	(12,989)

Non-GAAP net income	($18,110)	$692	$23,759	$87,893	$181,686

Non-GAAP earnings per diluted share ("Non-GAAP EPS")	($0.15)	$0.01	$0.19	$0.73	$1.41

Diluted weighted average shares outstanding	119,109	119,874	124,946	120,067	128,680

(1) The Company utilized the with and without method to determine the income tax effect on non-GAAP adjustments.

Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), GT Advanced Technologies is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts company performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing our performance to prior periods and to the performance of our competitors. Management also uses these measures in its financial and operational decision-making.

We define “non-GAAP gross profit” as GAAP gross profit excluding inventory and vendor advance write-downs and the accelerated depreciation for early retirement of fixed assets. We consider non-GAAP gross profit to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP net income" as GAAP net income excluding share-based compensation expense, amortization of acquired intangible assets, acquisition and acquisition related expenses, contingent consideration, inventory and vendor advance write-downs, goodwill impairment, restructuring and asset impairment, and the non-cash portion of interest expense. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.

We define "non-GAAP earnings per share on a fully-diluted basis" as our non-GAAP net income divided by our weighted average shares outstanding on a fully-diluted basis.

Forward-Looking Statements

Some of the information in this press release relate to future expectations, plans and prospects for our business and industry that constitute “forward-looking statements” for the purposes of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, all statements under the caption “Business Outlook,” the company’s estimates for future periods (including for twelve month period ending December 31, 2013) with respect to revenue, non-GAAP gross margin, and non-GAAP fully diluted earnings per share; that the Company continues to face challenging conditions in the solar and LED markets; the belief that 2013 will be a year during which the Company continues to strengthen its foundation and further diversify the business; the Company expects to continue making R&D investments in new technologies to enhance its product offerings and market position; and the Company believes that its participation in growth areas such as cover and touch screen sapphire applications, power electronics and next generation solar will provide a path to resumed growth and cash generation in the years ahead. . These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the company is unable to recognize revenue on contracts in its order backlog. Although the company’s backlog is based on signed purchase orders or other written contractual commitments in effect as of the end of our fiscal quarter ended December 31, 2012, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the impact of continued decreased demand and/or excess capacity in the markets for the output of our solar and sapphire equipment, general economic conditions and the tightening credit market for having an adverse impact on demand for our products, the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the company’s products and various other risks as outlined in GT Advanced Technologies Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2012. Statements in this press release should be evaluated in light of these important factors. The statements in this press release represent GT Advanced Technologies Inc.’s expectations and beliefs as of the date of this press release. GT Advanced Technologies Inc. anticipates that subsequent events and developments may cause these expectations and beliefs to change. GT Advanced Technologies Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
GT Advanced Technologies Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtat.com
or
Investors/Analysts
Ryan Flaim, 603-681-3869
Ryan.flaim@gtat.com